Exhibit 3.1

STATE OF TENNESSEE

CERTIFICATE OF MERGER OF

DOMESTIC LIMITED LIABILITY COMPANIES

Pursuant to Section 702 of the Tennessee Revised Limited Liability Company Act (TN Code §48-249-702 (2015)), the undersigned limited liability company executed the following Certificate of Merger:

FIRST:  The names of the constituent parties are 4M Industrial Oxidation, LLC, a Tennessee limited liability company, and 4MIO Merger Sub, LLC, a Tennessee limited liability company.

SECOND:  The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent limited liability companies.

THIRD: The name of the surviving constituent party is 4M Industrial Oxidation, LLC.

FOURTH:  The merger is to become effective immediately upon the filing of this Certificate of Merger with the Secretary of State of Tennessee.

FIFTH:  The Agreement and Plan of Merger is on file at 865 Innovation Drive, Suite 200, Knoxville, TN 37932, the place of business of the surviving limited liability company.

SIXTH:  A copy of the Agreement and Plan of Merger will be furnished by the surviving limited liability company on request, without cost, to any member of the constituent limited liability companies.

IN WITNESS WHEREOF, said surviving limited liability company has caused this certificate to be signed by an authorized person, the 6th day of April, A.D. 2017.

By:  /s/ Truman Bonds

(Authorized Person)

Name: Dr. Truman Bonds

Title: Vice President of 4M Industrial Oxidation, LLC